Exhibit 10.12
CANCELLATION OF THAT CERTAIN LICENSING, MANUFACTURING
AND PURCHASE AGREEMENT DATED DECEMBER 4, 2002
This TWO (2) page Agreement is made, entered into and effective December 31, 2004.
Stinger Systems, Inc. shall issue to and pay C&M Partners 10,000 shares of Stinger Systems, Inc.’s restricted common stock by January 12, 2004, and Stinger Systems, INC. sha11, also, register that stock within 30 days of the last day of the first quarter of the year 2005, or C&M Partners may unilaterally rescind this Agreement by written notice posted to Stinger Systems, Inc.
EDT hereby acknowledges all disclosures of any nature whatsoever cited or contained in that certain Licensing, Manufacturing and Purchase Agreement, which is between the parties hereto and which is dated December 4, 2002. The disclosures are incorporated herein by reference as though fully set forth herein.
C&M Partners and Tu Corporation acknowledge that EDT may sell, solely for connection onto its Ultron II product, any of its existing stocks of ammunition, which embody inventions specified in the below patent and patent application and which were sold to it by Tu Corporation. At the time of EDT’s purchase of said ammunition, EDT was licensed by C&M to manufacture, use and sell embodiments of inventions claimed in US Patent 6,360,645 Bl, and Tu Corporation was licensed by others to manufacture, use and sell embodiments of inventions specified in US Patent Application 10/719,131. Both the 6,360,645 Bl Patent and the 10/7l9,131 Application were disclosed to EDT prior to January 1, 2004.
For the consideration appearing herein above, other mutual promises contained herein and for other good and valuable cooperation acknowledged received by each party, EDT, which pursuant to a September 23, 2004 modification of the December 4, 2002 Licensing, Manufacturing and Purchase Agreement is Electronic Defense Technology, an Ohio Limited Liability Company and Stinger Systems, Inc., a Nevada Corporation and first successor in interest to Electronic Defense Technology, C&M Distributors, a California General Partnership which is also correct1y known as C&M Partners, Tu Corporation, a Nevada Corporation, and James McNulty, Jr., the parties hereto, hereby cancel that said certain Licensing, Manufacturing and Purchase Agreement, which is between them and which is dated December 4, 2002 and as modified to this date. The parties hereto hereby agree that all right, title and interest in and to the Firearm Frame Mold and Firearm Ammunition Mold 1 shall remain with Stinger Systems, Inc.
James F. McNulty, Jr. assigned US Patents 5,841,622 and 6,575,073 to Stinger Systems. Inc. on November 26, 2004. The Assignment’s paragraph, reading “This Assignment shall become effective if, and only if, said Stinger Systems. Inc. pays James Francis McNulty, Jr. ONE HUNDRED THOUSAND UNITED STATES DOLLARS ($ 100,000.00) by certified check and SEVENTY AVE THOUSAND SHARES of its Common stock on or before December 6. 2004 and registers said stock on or before March 31, 2005”, is hereby cancelled and of no further effect. In lieu of the cance1led paragraph the following paragraph is substituted.
“If Stinger Systems, Inc. fails to register the SEVENTY FIVE THOUSAND SHARES of common stock by the 30th day following the last day of the first quarter of the year 2005, James Francis McNulty, Jr.

may uni1aterally rescind this Agreement.”
In Testimony whereof, each party hereto has hereunder executed this Agreement and initialed its first page. (Signatures by facsimile transmission shall be as valid as originals.)

B. Tu for Tu Corporation

Robert Gruder for EDT,
Electronic Defense Technology
And Stinger Systems, Inc

James F. McNulty, Jr. for
Himself, individually, and as
General Partner for CM Partners

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